              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and to the use of our report dated February 8, 1996, in the Registration Statement (Form S-4) and related Prospectus of ValuJet, Inc. for the registration of $150,000,000 of its 10-1/4% Senior Notes due 2001.

We also consent to the incorporation by reference therein of our report with respect to the financial statement schedule of ValuJet, Inc. for the three years in the period ended December 31, 1995 included in the Annual Report (Form 10-K) for 1995 filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP
                                        -----------------------
                                        ERNST & YOUNG LLP

Atlanta, Georgia
June 10, 1996